EXHIBIT 99.4

First Quarter 2009

Earnings Conference Call

April 23, 2009

2

First Quarter 2009 Earnings – Highlights

Core Results - $407 Million vs. $1.8 Billion in 1Q08

Core EPS $0.50 (diluted) vs. $2.19 in 1Q08.

Net Income - $368 Million vs. $1.8 Billion in 1Q08

EPS $0.45 (diluted) vs. $2.22 in 1Q08.

Net Income for 1Q09 includes after-tax non-core charges
of $39 mm consisting of:

$21 mm for severance;

$10 mm for railcar leases;

$5 mm for rig termination costs, and;

$3 mm for discontinued operations.

3

First Quarter 2009 Earnings – Oil & Gas
Segment Variance Analysis – 1Q09 vs. 1Q08

Core Results for 1Q09 of $553 Million vs. $2.9 B in 1Q08

Excludes rig termination costs.

($ in millions)

$2,888

1Q 08

$2,401

Sales Price

$91

Sales

Volume/Mix

$17

Exploration

Expense

$42

All Others

$553

1Q 09

*All Others include: Higher DD&A rate.

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First Quarter 2009 Earnings –
Oil & Gas Segment

1Q09

1Q08

Reported Segment Earnings ($ mm)

$545

$2,888

WTI Oil Price ($/bbl)

$43.08

$97.90

NYMEX Gas Price ($/mcf)

$5.08

$7.94

Oxy’s Realized Prices

Worldwide Oil ($/bbl)

$39.29

$86.75

US Natural Gas ($/mcf)

$3.54

$8.15

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First Quarter 2009 Earnings –
Oil & Gas Segment

1Q09

1Q08

Oil and Gas Sales Volumes (mboe/d)

654

607

+ 7.7% year-over-year

Year-over-year sales volume increase includes:

+ 22 mboe/d from US operations (roughly half attributable to acquisitions in 2008);

+ 15 mboe/d from Oman;

+ 10 mboe/d from Argentina.

Middle East/North Africa included higher PSC volumes net of
the change in Libya contract terms, of 10 mboe/d.

Sales volumes in 1Q09 increased by 34 mboe/d vs. 4Q08, or
5.5%.

Exploration expense was $58 mm in 1Q09.

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First Quarter 2009 Earnings – Oil & Gas Segment
California Exploration

Oxy has drilled 35 wells seeking non-traditional hydrocarbon bearing zones in CA over the course of a little over a year.

Of these wells, 13 are commercial and 12 are currently being evaluated.

Four of these wells currently account for approximately 28 mmcf/d feet of gas and 3 mb/d of gross liquids production.

While too early to speculate on the ultimate reserves and
production tied to this activity, it is progressing nicely.

We will continue to invest in this program despite weak
natural gas prices as we currently believe that total costs
(F&D and lifting) will be less than $10 per boe.

We expect to drill approximately 20 exploration wells in CA
this year.

Oxy holds approximately 1.1 mm acres of net fee minerals
and leasehold in CA which have been acquired mostly in the
last few years to exploit these opportunities.

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First Quarter 2009 Earnings – Oil & Gas Segment
Cash Production Costs and Taxes

Oil and gas cash production costs, excluding production and
property taxes, were $10.48 per boe in 1Q09.

This represents a 13.6% decline from 2008 full-year costs of $12.13 per boe.

This decline is due to lower workover, maintenance and utilities costs, and the effect of higher PSC volumes.

These lower costs are in line with our 4Q08 guidance where we indicated we are actively renegotiating our supplier contracts and laying down rigs.

Taxes – other than on income were $1.71 per boe for 1Q09
vs. $2.62 per boe for all of 2008.

These costs, which are sensitive to product prices, reflect lower crude oil and gas prices during 1Q09.

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First Quarter 2009 Earnings – Chemical
Segment Variance Analysis – 1Q09 vs. 1Q08

Core Results for 1Q09 of $169 Million

Higher than our earlier guidance of $100 mm due to higher caustic soda margins.

($ in millions)

$179

1Q 08

$29

Sales Price

$187

Sales

Volume/Mix

$197

Operations/

Manufacturing*

$9

All Others

$169

1Q 09

*Lower energy and feedstock costs.

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First Quarter 2009 Earnings – Midstream
Segment Variance Analysis – 1Q09 vs. 1Q08

Core Results for 1Q09 of $14 mm vs. $123 mm in 1Q08

Decline due to significantly lower NGL realized prices in the gas processing business, and negative mark-to-market adjustments in crude oil marketing.

($ in millions)

$123

1Q 08

$34

Marketing

(mark-to-market

Adjustments)

$72

Gas

Processing

(lower NGL prices)

$3

All Others

$14

1Q 09

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First Quarter 2009 Earnings –
Non-core Adjustments, Taxes and Capital Spending

Non-core adjustments for 1Q09 included:

$32 mm pre-tax severance charge;

We do not expect to record any material additional severance charges in 2009.

$15 mm pre-tax charge related to railcar sub-leases to Lyondell, which are being restructured as a result of Lyondell entering into bankruptcy.

Worldwide effective tax rate was 39% in 1Q09 vs. our
guidance of 46%

Decrease in rate reflects tax benefits from the relinquishment of international exploration contracts;

Oxy generally records no tax benefit on foreign expensed exploration until the project is relinquished.

Capital spending was $1.1 B in 1Q09

As noted on our 4Q08 conference call, our capital run rate in 1Q09 is greater than the $3.5 B full year level, and will decline throughout 2009;

We expect our 2Q09 capital run rate to drop by about $300 mm, and that this rate will be in line with the $3.5 B annual run rate.

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First Quarter 2009 Earnings –
2009 YTD Cash Flow

($ in millions)

$3,100

Operating

Cash

Before

Working

Capital

$1,300

Beginning

Cash

$1,800

12/31/08

Available

Cash

$500

Working

Capital

$1,200

Capex &

Acquisitions

$260

Dividends

$40

Other

$1,100

Ending Cash

3/31/09

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First Quarter 2009 Earnings –
Shares Outstanding

Shares Outstanding (mm)

1Q09

3/31/09

Weighted Average Basic

811.8

Weighted Average Diluted

814.4

Basic Shares Outstanding

811.7

Diluted Shares Outstanding

814.4

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First Quarter 2009 Earnings – 2Q09 Outlook

We expect oil and gas production sales volumes to be in the
range of 640 to 660 mboe/d in 2Q09 at current oil prices.

This volume range reflects increases in Dolphin, Oman, and Qatar.

Commodity Price Sensitivity - Earnings

At current market prices, a $1.00 per barrel change in oil prices impacts oil and gas quarterly earnings before income taxes by about $36 mm;

A change of $0.50 per mmBTU in domestic gas prices has a $20 mm impact on quarterly earnings before income taxes;

Although current NYMEX gas price is around $3.70 per mmBTU, gas prices in the Permian and California are currently about $3.00 per
mmBTU, while Rockies gas is in the $2.50 per mmBTU range.

We expect 2Q09 exploration expense to be about $60 mm for
seismic and drilling for our exploration programs.

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First Quarter 2009 Earnings – 2Q09 Outlook

We expect 2Q09 Chemical earnings to be $100 mm.

Weakness in the global alumina and pulp & paper markets are
expected to result in reduced demand and margins for caustic soda;

Domestically, weak construction and housing markets are expected to continue to reduce demand levels for vinyl.

We expect our combined worldwide tax rate to be about
43% in 2Q09, at current oil prices.

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First Quarter 2009 Earnings –

Change In Contract Terms

We continue to negotiate cost reductions across all areas including, but not limited to, drilling rigs, service rigs, drilling services, artificial lift, MRO, chemicals and OCTG.

On average, in the current price environment, we expect a 20% to 25% reduction across all areas from the 2008 peak levels.

The effect of these reductions is not yet in the 1Q09 run rate.

We have realized about one third of the reductions that we need to achieve in the current price environment, and we expect the full effect to be realized over the balance of 2009 and into 2010.

These cost reductions impact both capital spending and operating costs.

Reduction from

Category

Peak 2008 Level

Drilling

15 – 30%

Completion & Workover

15 – 20%

Production Equipment & Chemicals

15 – 25%

Oilfield Materials

20 – 40%

Field Operations

15 – 25%

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